Exhibit 10.31
CERTAIN SCHEDULES AND EXHIBITS HAVE BEEN OMITTED PURSUANT TO ITEM 601(a) (5) OF REGULATION S-K. IN ADDITION, PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO ITEM 601(b)(2) OF REGULATION S-K BECAUSE THEY (i) ARE NOT MATERIAL AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH [***]. THE COMPANY AGREES TO FURNISH SUPPLEMENTALLY TO THE COMMISSION AN UNREDACTED COPY OF THIS EXHIBIT, OR A COPY OF ANY OMITTED SCHEDULE OR EXHIBIT, UPON REQUEST.

TECHNOLOGY EXCLUSIVITY
AND REVENUE SHARING
AGREEMENT

by and between
Hubble Network Inc.
and
Life360, Inc.

Exhibit 10.31
Addenda:
Addendum A – Defined Terms
Addendum B – Technical Specifications [***]
Addendum C – Hubble Satellite Network Rate Sheet [***]
Addendum D – Service Level Agreement [***]
Addendum E – Tile Device Supply Provisions [***]
Addendum F – Example Calculations of Revenue Share Payments [***]
Addendum G – Data Processing Addendum [***]

Exhibits:
Exhibit A – Form of SAFE [***]
Exhibit B – Form of Side Letter [***]
Exhibit C – Form of Warrant [***]

Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally to the U.S. Securities and Exchange Commission a copy of any omitted schedule or exhibit upon request.

Exhibit 10.31
THIS TECHNOLOGY EXCLUSIVITY AND REVENUE SHARING AGREEMENT (this “Agreement”) is made and effective as of November 12, 2024 (the “Effective Date”), by and between Hubble Network Inc., a Delaware corporation (“Hubble”), and Life360, Inc., a Delaware corporation (“L360”). Each of Hubble and L360 may be referred to herein as a “Party” and collectively as the “Parties”.
RECITALS
    WHEREAS, Hubble is in the business of the development and maintenance of a proprietary low earth orbit constellation of satellites with Bluetooth low energy (“BLE”) data and location services (the “Hubble Satellite Network”);
    WHEREAS, L360 is in the business of offering tracking products and services related to the tracking of people, objects, and pets through (i) its smartphone apps (the “Life360 Apps”) and scanning technology (together, the “Life360 BLE Network”) that listen for BLE advertisements and forward them to a BLE network based on the UUID, and (ii) its hardware products (collectively, “Tile Hardware” or “Tile(s)”);
WHEREAS, L360 desires to access the Hubble Satellite Network and related Hubble technology for use with L360’s products and services; and
    WHEREAS, Hubble desires to access the Life360 BLE Network and to purchase Tile Hardware for use with Hubble’s business to offer asset management and tracking products and services to Enterprises.

AGREEMENT
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:
1.Definitions. Capitalized terms used but not otherwise defined hereunder shall have the meanings ascribed to them in Addendum A.
2.Commercial Terms.
2.1Hubble Commitments and Obligations. In consideration of the license grant and exclusivity terms, in addition to Hubble’s other rights provided hereunder, Hubble shall ensure during the Term that it will:
(a)Build and maintain the Hubble Developer Platform, the Hubble Embedded SDK, and the Hubble API in accordance with the technical specifications set forth on Addendum B;
(b)Dedicate a minimum of five (5) full-time employees or contractors throughout the Term (as defined below), who will be solely dedicated to: (i) building the Hubble Developer Platform, the Hubble Embedded SDK and the Hubble API; (ii) collaborating with the L360 team and maintaining inter-connectivity of the Life360 BLE Network with the Hubble Satellite Network

Exhibit 10.31
and with the Hubble Developer Platform, including compatibility for L360 as part of the support infrastructure for the Life360 Developer Platform and Map Layer solely with respect to L360 devices; and (iii) maintaining the overall location-sharing and tracking services and finder network infrastructure for the Hubble Satellite Network;
(c)Use commercially reasonable efforts to enable satellite finding capacity (including connectivity to the Hubble Satellite Network and the Hubble Developer Platform) for the current generation Tile Hardware (which include the nRF52 series chipset) and future generation Tile Hardware in order to allow commercialization of the Tile Hardware with satellite finding capacity;
(d)Actively increase its ability to scan for and identify Life360 Apps and Tile Hardware for so long as Enterprise Exclusivity is in effect, and use reasonable efforts to pursue networking agreements with third parties who operate finder networks (such as smartphone apps and hardware gateway providers) to cause those networks to also scan for Life360 Apps and Tile Hardware (the “Expanded BLE Network”);
(e)Market and manage the Hubble Developer Platform for Enterprise customers;
(f)Allow the Life360 Apps and Tile Hardware, and the consumer software apps and hardware products of L360’s authorized third-party developer partners, if any, to access the Expanded BLE Network [***] (“Basic Network Access”); provided, however, that such Basic Network Access will be limited to the following: (i) connection to the Expanded BLE Network for discovery and pairing of devices, (ii) access to scan and read advertising packets from other BLE apps/products within proximity, and (iii) the ability to send and receive simple data packets between connected apps/products. Any additional features or functionalities beyond the Basic Network Access [***] and will require separate negotiation and agreement between the Parties;
(g)Allow the Life360 Apps and Tile Hardware to access the Hubble Satellite Network, which access shall incur the fees set forth on Addendum C (the “Network Access Fees”); and ensure that the Hubble Satellite Network and the Hubble Developer Platform are available in accordance with the service level terms provided in Part I of the attached Addendum D.
(h)Include Tile Hardware as a part of the Smartpin offering (once such Smartpin offering has been developed) as the preferred and primarily promoted hardware and device for use with the Smartpin offering (the “Tile Packaging Requirement”); provided, however, that: (i) such Tile Packaging Requirement shall be valid only for so long as the Enterprise Exclusivity is also in effect. Hubble shall be solely responsible for account management, customer support, contract negotiation, and other matters in relation to its Smartpin offering. Hubble will not include, or cause to be included, in any agreement, contract, or terms of service with its customers, any provisions that (a) purport to extend any of L360’s representations, warranties, guarantees (including service level commitments), or assurances under this Agreement to Hubble’s customers or otherwise impose or purport to impose on L360 any direct liability to such customers; or (b) provide for any representations, warranties, guarantees (including service level commitments), or

Exhibit 10.31
assurances regarding the Tile Hardware or other Life360 Technology beyond (or inconsistent with) those expressly agreed upon by L360 in this Agreement; and
(i)If Hubble decides to offer form factors and other specifications not typically sold by L360 for usage with the Smartpin offering (an “Out-of-spec Smartpin Hardware”), then prior to entering into a purchasing agreement with a third party hardware provider to provide such Out-of-spec Smartpin Hardware, Hubble will provide written notice and the technical requirements to L360 for such Out-of-spec Smartpin Hardware and give L360 a reasonable opportunity to make a proposal for supplying to Hubble such Out-of-spec Smartpin Hardware. L360 shall [***] from the date of receipt of such notice to submit their proposal or provide notice that L360 will not submit a proposal, after which Hubble may proceed to contract with a third-party provider.
2.2L360 Commitments and Obligations. In consideration of the license grant and exclusivity terms, in addition to L360’s other rights provided hereunder, L360 shall ensure during the Term that it will:
(a) Cause all Tile Hardware and Life360 Apps, to the extent they have been enabled by individual users through permission settings, and to the extent allowed by app store requirements and any applicable legal requirements, to scan for L360 devices or other Bluetooth devices, to: (i) scan for the Hubble UUID in a materially equivalent fashion to how they scan for the Tile Hardware UUID; (ii) forward Hubble UUID data streams to the Hubble Developer Platform; and (iii) ensure that the foregoing functionality is available in accordance with the service level terms provided in Part II the attached Addendum D (the “Hubble UUID Scanning Function”). L360 may refer to Hubble in any updated L360 terms or other user communication (including requests for operating system or other user permissions) as reasonably necessary to inform users about the service and to comply with legal and third-party contractual obligations; where feasible, L360 will provide Hubble with notice and work with Hubble to address any concerns.
(b)Provide Hubble with developer access to hardware, firmware, software, and their respective documentation for the Life360 Technology as may be mutually deemed necessary by the Parties;
(c)Maintain required APIs for developers;
(d)Promote the Hubble Satellite Network and any Expanded BLE Network in business and consumer press;
(e)Promote Hubble, the Hubble Satellite Network, and any Expanded BLE Network on future Tile Hardware packaging after such network is available;
(f)Update the Tile.com and Life360.com homepage to link to the Smartpin homepage as the official Tile asset tracking / “Tile for Business” partner and solution when the Smartpin offering is available;

Exhibit 10.31
(g)Subject to and consistent with the achievement of the milestones set forth in Section 2.4, make all future Tile Hardware or other L360 developed location tracking devices to be compatible with Hubble UUID and to have the ability to make use of the Expanded BLE Network;
(h)Allocate a commercially reasonable level of engineering support for any Hubble support request within [***] of a request being submitted by Hubble (email sufficient);
(i)Maintain the Tile Network Threshold (as defined in Addendum C), provided that Hubble’s sole and exclusive remedy, and L360’s sole and exclusive liability, for breach of this clause (l) shall be the adjustment to the cost per Tile per calendar year for purposes of the Network Access Fees calculation as set forth in Addendum C; and
(j)Subject to the forecast and other procedures set forth in Addendum E, sell to Hubble current and future generation Tile Hardware in accordance with the minimum technical specifications and under the warranties set forth on Addendum E, at the burdened cost of goods (“COGS”) sold plus [***], such burdened COGS shall include only the following costs: component, labor, and packaging and shipping costs, and any applicable taxes, duties, tariffs, or other governmental charges related to the importation, exportation, or sale of the devices (the “Tile Acquisition Price”). L360 shall fulfill all orders from Hubble in accordance with the Tile Acquisition Price and Hubble shall not be required to pay any additional fees or charges beyond the Tile Acquisition Price for each Tile Hardware device. Payment terms for all sales of Tile Hardware devices by Hubble shall be net [***] from delivery, and shall be made in US dollars;
2.3Expanded Network. During the Term, Life360 may pursue agreements with third parties who operate finder networks (such as smartphone apps and hardware gateway providers) to cause those networks to also scan for Life360’s Apps, Tile Hardware, and other software or devices. If Life360 enters any such agreement that includes the ability to scan for Hubble UUIDs, then the network created by that agreement shall be considered part of the Expanded BLE Network for purposes of this Agreement.
2.4Milestones. The Parties will use commercially reasonable efforts to achieve key milestones based on the following timeline:

Exhibit 10.31

Deadline	Milestone Description
Within [***] of the Effective Date	Each of Hubble and L360 have created dedicated teams for the purposes of implementing its obligations under this Agreement.
Within [***] of the Effective Date
 L360 will update the Life360 Apps with Hubble UUID scanning for iOS and Android which update shall: (i) be released to all L360 users as part of a general release app update; and (ii) forward the Hubble UUID data streams to the Hubble Developer Platform via the Hubble API (the “Production Launch Milestone”). The Parties agree that L360 shall not be responsible for any delay caused by the actions of an app store, including any app store review of the update. The Parties further agree that L360’s responsibility is only to release a general update to all users, and the Parties acknowledge that L360 has no ability to force users to update their apps.

L360 direct co-marketing email campaign to all current Tile Enterprise Users with [***] or more active Tiles in their account, with a soft introduction that a new Tile for Business / Asset tracking management platform is coming soon, initiating a sign up for more motion/action that sends Tile Enterprise Users to a Hubble hosted URL and intake form.

3.Exclusivity.
3.1Consumer Device Exclusivity. [***]

3.2Enterprise Exclusivity. [***]

3.3 Early Termination of Enterprise Exclusivity.  If Hubble fails to meet the minimum Revenue Share Payment Thresholds specified below for any year during the Term, then L360 may, at its option, terminate the Enterprise Exclusivity or elect to waive the shortfall for 2026 (i.e. [***]), and extend Enterprise Exclusivity solely for the next calendar year (i.e. 2027).

Calendar Year	Revenue Share Payment Threshold*
2024	[***]
2025	[***]
2026	[***]
2027	[***]
2028	[***]

* Revenue Share Payment Thresholds represent accrued revenue amounts for all prior years. For example, the [***] figure for 2027 includes all Revenue Share Payments from 2024 through 2027.

If Hubble fails to meet the minimum Revenue Share Payment Threshold for two successive calendar years, then Enterprise Exclusivity terminates on December 31 of the second year it fails to meet the minimum Revenue Share Payment Threshold. For the avoidance of doubt, Hubble is not required to make any minimum revenue payments to L360 for the 2024 and 2025 calendar years; however, any

Exhibit 10.31
amounts paid during the 2024 and 2025 calendar years shall be included in the calculation of Revenue Share for the 2026 calendar year.

3.4Early Termination of Exclusivity. If there is an early termination of Enterprise Exclusivity, then Consumer Exclusivity automatically terminates on the date of Enterprise Exclusivity termination.

3.5Research & Development Exclusion. Notwithstanding the foregoing or anything else to the contrary hereunder, nothing shall restrict or prohibit either Party from working with any third-party (whether enterprise or consumer) to develop products and/or services for a Party’s network, so long as such third-party does not officially launch a commercial product or service utilizing the other Party’s network until after the applicable exclusivity period ends. Any research and development or other exploratory work done by a Party with any other party shall not be considered a breach of the terms hereunder.

4.Joint Opportunities.
4.1    Mutual Opportunities. During the Term, the parties may from time to time present opportunities to each other that fall outside of the exclusivity described in this Section, consistent with Hubble’s focus on Enterprise opportunities and L360’s focus on consumer and advertising opportunities. The parties agree to work together in good faith to evaluate such opportunities and determine whether they are appropriate for collaboration. If the parties agree to collaborate on such opportunities, they shall enter into a separate written agreement that sets forth the terms and conditions of such collaboration. The parties acknowledge and agree that neither party shall have any obligation to present any opportunities to the other party, and that each party shall have the right to pursue opportunities independently or with third parties, subject to the terms of this Agreement.

5.Revenue Sharing; Payment Terms; Expenses.
5.1Revenue Share. In exchange for Hubble’s access to the Life360 Technology, including, without limitation, the Life360 BLE Network, and L360’s other obligations provided hereunder, for each Reporting Period Hubble shall pay to L360 the following revenue share amounts (the “Revenue Share Payments”):
(a)an amount equal to [***] of the Smartpin Revenue earned by Hubble as determined by Hubble in accordance with its application of generally accepted accounting principles in the United States (“GAAP”) during such Reporting Period; and
(b)an amount equal to (i) [***] of the Enterprise Revenue earned by Hubble as determined by Hubble in its application of GAAP during such Reporting Period multiplied by (ii) the greater of [***] or the applicable L360 Network Coverage Ratio for such Reporting Period.
There shall be no double-counting of revenue between the Smartpin Revenue and Enterprise Revenue. Any dollar of revenue included in the calculation of Smartpin Revenue must not also be included in the calculation of Enterprise Revenue (and vice versa). For reference and illustrative purposes, example calculations of the Revenue Share Payments are included on Addendum F.

Exhibit 10.31
5.2Enterprise Pricing. On the second anniversary of the Effective Date, the Parties shall mutually agree upon a rate sheet for the standard rate that Hubble plans to charge to then new Enterprise customers for access and utilization of the Life360 BLE Network (the “Standard Access Rate”). Hubble covenants to L360 that, during the Term: (i) Hubble will not enter into an agreement with an Enterprise customer which grants more than a [***] discount on the Standard Access Rate (if established) in a standalone agreement for the Life360 BLE Network; and (ii) any agreement with an Enterprise customer that includes usage of the Life360 BLE Network and the Hubble Satellite Network must allocate a percentage of the resulting revenue as Enterprise Revenue (such percentage to be agreed upon by the parties at the second anniversary of the Effective Date) and subject to Section 5.1(b) above.
5.3Audit Rights. During the Term, L360 shall have the right, upon reasonable prior written notice to Hubble no less than [***] in advance, to request to review Hubble’s books and records pertaining only to the Smartpin Revenue and/or Enterprise Revenue. Hubble shall provide L360 with access to such books and records during normal business hours at Hubble’s principal place of business or such other location as may be mutually agreed upon by the Parties. L360 shall be responsible for all costs and expenses incurred by Hubble in connection with such review, including, without limitation, the costs of any third-party auditor engaged by Hubble to assist in the review. L360 shall keep all information obtained during such review confidential and shall not disclose such information to any third party without Hubble’s prior written consent, except as required by law. Hubble may require L360 or its auditor to enter into a confidentiality agreement prior to conducting such review as a condition to providing access to such books and records. L360 shall not have the right to conduct more than one such review in any twelve-month period. To the extent any of the records may pertain to highly confidential information (e.g., government contracts, sensitive customer information, etc.), Hubble may redact or withhold such information from L360, provided that Hubble shall provide L360 with a written explanation of the basis for such redaction or withholding. Upon the termination or expiration of this Agreement, L360 shall promptly return or destroy all copies of such records in its possession or control, and shall certify in writing to Hubble that it has done so.
5.4Payment Schedule. Within [***] after the end of each Reporting Period: (i) Hubble shall pay L360 the applicable Revenue Share Payments, less Network Access Fees for such Reporting Period (if any); and (ii) to the extent that the Network Access Fees exceeds the Revenue Share Payments for such Reporting Period (if any), L360 shall pay to Hubble the accrued Network Access Fees less the Revenue Share Payments.
5.5Payment Method. All payments to be made under this Agreement shall be made by electronic funds transfer to an account designated by the payee, unless otherwise agreed upon by the Parties in writing.
5.6Payment Statements. Within [***] following the end of the Reporting Period, Hubble shall provide a detailed statement (a “Reporting Statement”) showing: (i) the calculation of the revenue recognition and related shares for such Reporting Period, including, without limitation, the Smartpin Revenue, Enterprise Revenue, and L360 Network Coverage Ratio for such Reporting Period; and (ii) the calculation of the Network Access Fees incurred during such Reporting Period, including the number of Active Monthly Tiles on the Life360 BLE Network for each calendar month during such

Exhibit 10.31
Reporting Period. The parties agree to reduce the time period for Hubble to provide the Reporting Statement to [***] when reportable revenue reaches [***] annually.
5.7Taxes and Expenses. All payments made under this Agreement shall be exclusive of any taxes. Each Party shall be responsible for its own tax obligations in connection with the Revenue Share Payments and Network Access Fees. Except as otherwise expressly set forth hereunder, each Party shall be responsible for its own costs and expenses incurred in connection with the performance of its obligations under this Agreement.
6.Intellectual Property License.
6.1Hubble IP; Reservation of Rights. The Parties acknowledge and agree that, as between themselves, Hubble is the sole owner of the Hubble Satellite Network, the trademark rights to use the name “Hubble” in connection with the business activities contemplated by this Agreement, the Hubble Developer Platform, the Hubble Embedded Software Development Kit (the “Embedded SDK”), and all improvements, modifications, enhancements, derivatives, inventions, discoveries, and other works of authorship, whether or not patentable, arising from or in connection with the Hubble Satellite Network, the Hubble Embedded SDK, and any related technology (collectively referred to as “Hubble IP”). Notwithstanding anything to the contrary, Hubble shall have exclusive ownership of all rights, title, and interest in and to the Hubble IP throughout the universe. All rights not granted to L360 under this Agreement are expressly reserved by Hubble.
6.2Hubble IP License Grant. Subject to the terms and conditions of this Agreement, Hubble grants L360 a limited, non-exclusive, non-transferable (except as permitted under Section 18.1), and royalty-free license during the Term to the Hubble IP solely in connection with the Life360 BLE Network, the Tile product, and other products or services mutually approved by both Parties in writing (the “Hubble License Grant”). The Hubble License Grant shall include the right to: (i) install, use and reproduce a reasonable number of copies of the Embedded SDK and other Software included in the Hubble IP in source code form to develop, test, and debug L360 and Tile related devices, smartphone apps and backend, (ii) compile, modify, and prepare derivative works of, any sample computer source code included in the Hubble IP to develop, test, and debug L360 and Tile related devices, smartphone apps and backend; (iii) use and make calls to the Hubble API to develop and maintain L360 and Tile related devices, smartphone apps and backend; and (iv) access and use the services provided by the Hubble Satellite Network and the Hubble Developer Platform, in each case of clauses (i) through (iv) for the limited purpose of enabling L360 to create interoperability between its products or services and the Hubble Satellite Network, the Hubble Developer Platform, and the Embedded SDK. L360 shall not sublicense, sell, assign, rent, lease, transfer, or otherwise grant rights to any third party with respect to the Hubble IP without the prior written consent of Hubble; provided, however, L360 may sublicense the Hubble License Grant to L360’s Affiliates, or its vendors or contractors performing services for or on behalf of L360 or its Affiliates (each, a “Life360 Subcontractor”); provided further, that each Life360 Subcontractor is subject to substantially similar confidentiality and intellectual property restrictions set forth in this Agreement and L360 shall remain liable for the actions and breaches of such Life360 Subcontractor. Except as provided herein, the license granted under this Section does not convey any right, title, or interest in or to any other Intellectual Property Rights owned by Hubble. For the avoidance of doubt, nothing herein shall prevent Hubble from licensing the Hubble IP to other parties.

Exhibit 10.31
6.3L360 IP; Reservation of Rights. The Parties acknowledge and agree that, as between themselves, L360 is the sole and exclusive owner of all of the L360 and Tile hardware designs, smartphone apps and backend including, but not limited to, its location technology, hardware, and their respective software development kits, and any and all improvements, modifications, updates, upgrades, enhancements, derivatives, inventions, discoveries, and other works of authorship, whether or not patentable or copyrightable, including, without limitation, any software code, algorithm, databases, data structures, trademarks, arising from or in connection with the L360 and Tile smartphone apps and backend and related technology (the “Life360 Core IP”). Subject to the license grants, L360 shall have exclusive ownership of all rights, title, and interest in and to the Life360 Core IP throughout the universe. All rights not granted to Hubble under this Agreement with respect to Life360 Core IP are expressly reserved by L360.
6.4L360 IP License Grant. Subject to the terms and conditions of this Agreement, L360 grants Hubble a limited, non-exclusive, non-transferable, and royalty-free license during the Term to the Life360 Core IP and to use the Life360 Technology, in each case solely in connection with the Life360 BLE Network and Hubble Satellite Network, for the limited purpose of enabling Hubble to perform its commitments and obligations set forth in this Agreement. Hubble shall not sublicense, sell, assign, rent, lease, transfer, or otherwise grant rights to any third party with respect to the Life360 Core IP without the prior written consent of Hubble. Except as provided herein, the license granted under this Section does not convey any right, title, or interest in or to any other Intellectual Property Rights owned by L360. For the avoidance of doubt, nothing herein shall prevent L360 from licensing the Life360 Core IP to other parties.
6.5Life360 Developer Platform and Map Layer. The Parties acknowledge and agree that any and all works conceived, made, developed, discovered, authored, invented or reduced to practice solely by or on behalf of L360 in connection with making Life360 Developer Platform and Map Layer compatible with third party consumer devices so that such devices appear on the Life360 map, remains the sole and exclusive property of Life360; provided, however, that L360 shall not have any right or interest in or to any of the Intellectual Property Rights developed by Hubble in relation to the Hubble Satellite Network, which includes, without limitation, any dashboards or other user interfaces developed by Hubble in connection with visualizing or displaying the Smartpin tracking data.
7.Representations, Warranties and Covenants.
7.1Mutual Representations, Warranties and Covenants. Each Party hereby represents, warrants and covenants to the other Party that: (a) it has full right, power and authority to enter into this Agreement and to perform its obligations, and grant the rights and licenses granted, hereunder, and this Agreement constitutes the valid and binding obligation of such Party; (b) it is duly organized and validly existing and in good standing under the laws of the jurisdiction in which it was organized and has the requisite power and authority to own, lease and operate its business as currently conducted and proposed to be conducted; (c) the execution or performance of this Agreement will not conflict with any provision of any other agreement or understanding to which it is a party or by which it or any of its properties may be bound; (d) the execution and delivery by it of this Agreement, and its performance of its obligations hereunder have been duly authorized by all necessary company action; and (e) it shall

Exhibit 10.31
comply with all applicable laws, ordinances, rules, regulations and codes in the performance of its obligations under this Agreement.
7.2L360 Representations, Warranties and Covenants. L360 hereby represents, warrants and covenants to Hubble that: (a) L360 is the owner or licensee of the Life360 Technology and has the all necessary right to grant to Hubble the right and license to the Life360 Technology as set forth herein; (b) L360 has the full legal right to sell the Tile Hardware products to Hubble free and clear of all encumbrances; (c) the Tile Hardware products sold to Hubble do not infringe any third parties’ Intellectual Property Rights, Proprietary Rights, or other rights; (d) L360 has complied with all applicable laws, ordinances, rules, regulations, and codes in the manufacture, sale, and delivery of the Tile Hardware products to Hubble; and (e) in the six (6) months prior to the Effective Date, L360 has not received any notice of any violation of any laws, ordinances, rules, regulations, or codes with respect to the Tile products sold to Hubble.
7.3Hubble Representations, Warranties and Covenants. Hubble hereby represents, warrants and covenants to L360 that: (a) Hubble is the owner or licensee of the Hubble IP and has the all necessary right to grant to L360 the right and license to the Hubble IP as set forth herein; and (b) the Hubble IP does not infringe any third parties’ Intellectual Property Rights, Proprietary Rights it being understood that L360’s sole and exclusive remedy and Hubble’s sole and exclusive liability for any breach of the representation and warranty set forth in this clause (b) shall be Hubble’s indemnification obligation set forth in Section 16.1(b).
8.Data Processing. The Parties agree that if and to the extent that there is data transmitted pursuant to the execution of obligations under this Agreement that is considered “Personal Data” under applicable laws, the Parties shall adhere to the terms of the Data Processing Addendum (the “DPA”), as set forth in Addendum G. Defined terms used in this Section 8 but not otherwise defined herein shall have the meanings assigned to them in the DPA.
8.1Role of the Parties. The Parties agree that if and to the extent Personal Data is transmitted between the Parties in furtherance of L360 providing tracking and related services for Hubble Enterprise Devices under the terms of this Agreement, L360 will act as a Service Provider and Hubble will act as a Controller of such Personal Data according to the terms of the DPA. If and to the extent Personal Data is transmitted between the Parties in furtherance of Hubble providing tracking and related services for Consumer Devices, L360 will act as a Controller and Hubble will act as a Service Provider according to the terms of the DPA. In both such cases, the terms of the DPA shall govern the processing of such Personal Data with respect to the roles and obligations of the Parties.
8.2De-identified and aggregated data. The Parties agree that Personal Data shall not include de-identified, aggregated data. Each Party may use de-identified, aggregated data to improve such Party’s products and services as provided to other Party pursuant to the terms of this Agreement, provided that such Party will not attempt to re-identify the data. Each Party shall take reasonable measures to ensure that any de-identified data cannot be associated with a data subject, and shall publicly commit to not attempting to reidentify the data, in accordance with applicable laws.

Exhibit 10.31
9.Equity Matters; Stock Warrants. In connection with the execution of this Agreement and the fulfillment of certain of L360’s obligations thereunder, the Parties shall enter into the SAFE Agreement attached hereto as Exhibit A, a side letter which details L360’s right to a board observer attached hereto as Exhibit B, and Hubble shall grant to L360 certain warrants (subject to vesting) to purchase a total of [***] shares of Hubble’s common stock (the “Stock Warrants”) in substantially the form attached hereto as Exhibit C. The Stock Warrants shall be a one-time grant, and L360 shall not be entitled to any additional Stock Warrant grants under this Agreement (as a result of a Renewal Term or otherwise).
10.Term. The term of this Agreement shall begin on the Effective Date and continue for a period of five (5) years (the “Initial Term”). This Agreement shall automatically renew for additional 18-month periods (each such period, a “Renewal Term”), with the Initial Term and each Renewal Term collectively referred to as the “Term”, unless either Party gives written notice of non-renewal to the other Party at least [***] prior to the expiration of the then-current Initial Term or Renewal Term, as the case may be.
11.Termination.
11.1Termination for Cause. Either Party may, upon written notice to the other Party, terminate this Agreement immediately upon the occurrence of any one or more of the following events: (a) the other Party materially breaches this Agreement and that breach is incapable of cure; (b) the other Party materially breaches this Agreement and such breach is capable of cure but such breach is not cured within thirty (30) days following such other Party’s receipt of the terminating Party’s written notice of such breach; or (c) the other Party becomes insolvent or seeks protection under any bankruptcy, receivership, trust, deed, creditor’s arrangement, or comparable proceeding, or if any such proceeding is instituted against such other Party and not dismissed within sixty (60) days.
11.2Termination for Abandonment Breach. Hubble may, upon written notice to the other Party, terminate this Agreement immediately in the event of L360’s willful abandonment of its performance of this Agreement that continues for more than thirty (30) days (an “Abandonment Breach”). In the event of an Abandonment Breach, L360 shall be obligated to pay liquidated damages equal to: (a) if the Abandonment Breach occurs in the first year of the Initial Term, $5 million; (b) if the Abandonment Breach occurs in the second year of the Initial Term, $10 million; or (c) if the Abandonment Breach occurs in the third or later year of the Initial Term, the greater of (i) the immediately preceding four full fiscal quarters of total gross revenue from the Smartpin offering to the extent the same incorporated Tile Hardware and (ii) $10 million (the “Abandonment Damages”).
11.3Regulatory Termination. L360 may, upon written notice to the other Party, terminate this Agreement immediately in the event that either a (i) Regulatory Body determines or notifies L360 in writing that this Agreement is invalid or would breach applicable law or regulation (such termination, a “Regulatory Termination”); or (ii) either Apple or Google disable or prevent L360’s ability to scan for the Hubble UUID and L360 has exhausted all reasonable commercial efforts to mitigate or work around such restrictions to enable the Hubble UUID Scanning Function. For the avoidance of doubt, a Regulatory Termination shall be deemed not to constitute an Abandonment Breach.

Exhibit 10.31
11.4Service Continuity Agreement. Given that users of Tile Hardware and Smartpin products will rely on continued access to the Life360 BLE Network and the Expanded BLE Network, within ninety (90) days prior to the expiration or termination of this Agreement, the Parties shall meet and negotiate in good faith to agree on network access terms for Hubble and its end-users to access the Life360 BLE Network, and for L360 and its end-users to access the Expanded BLE Network and Hubble Satellite Network, in each case at cost or at a commercially reasonable rate to ensure continued access and usage of the devices for a reasonable timeframe.
11.5Effects of Termination. Upon the expiration or termination of this Agreement:
(a)All of the license and exclusivity grants by either Party under Sections 3 and 6 shall terminate;
(b)Each Party shall return or destroy the other Party’s Confidential Information in accordance with Section 12.7.
12.Confidentiality.
12.1Obligations. Each Party agrees that it will keep confidential and will not at any time after the Effective Date (including after any expiration or termination of this Agreement) make use of or disclose to any Person any Confidential Information.
12.2Definition. “Confidential Information” means all non-public knowledge, data or other information of the disclosing Party (“Discloser”), whether disclosed to the Recipient (as defined below) prior to, on, or after the Effective Date, including, without limitation, (a) science, formulas, patterns, compilations, programs, devices, methods, designs, ideas, techniques and processes, financial information and data, business plans, business strategies, marketing plans, customer lists, price lists, cost information, information about employees, descriptions of inventions, process descriptions, descriptions of know-how, information and descriptions of new products and new product development, scientific and technical specifications and documentation, pending or abandoned patent applications of a party and trade secrets, now known or in possession of, or hereafter learned or acquired, that derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use, (b) any material designated by Discloser to be proprietary or confidential, (c) any information that is a trade secret or proprietary to Discloser under applicable law, or (d) any other information of which unauthorized disclosure could be detrimental to the interests of Discloser whether or not such information is otherwise identified or referred to as Confidential Information. Confidential Information shall not include any personally identifiable information or other information that can identify (or be uniquely associated with) a specific individual and is subject to applicable data privacy laws. For the avoidance of doubt and without limiting Section 12.4, Confidential Information of L360 includes, without limitation, all Life360 Core IP.
12.3Permitted Use and Disclosures. The party receiving Confidential Information (“Recipient”) shall use the Confidential Information solely in the performance of this Agreement. Except for the license grants under Section 6, nothing in this Agreement shall be construed as granting any rights

Exhibit 10.31
to Recipient or any of its Affiliates, by license or otherwise, to any of the Confidential Information. Recipient may only disclose the Confidential Information to Recipient’s employees, officers, directors, financial services providers, attorneys, agents and representatives with a bona fide need to know such Confidential Information in furtherance of Recipient’s performance of its obligations under this Agreement (“Authorized Representatives”), but only to the extent necessary to perform obligations or exercise rights expressly granted in this Agreement, and only if such Authorized Representatives are advised of the confidential nature of the Confidential Information and the terms of this Agreement, and are bound by a written agreement or by a legally enforceable code of professional responsibility to protect the confidentiality of such Confidential Information to the same extent provided in this Agreement.
12.4Exceptions. The obligations in Section 12.3 shall not apply to information that: (a) is generally known by third parties other than as a result of a breach of this Agreement by Recipient, (b) subsequent to disclosure hereunder was lawfully received without restriction on use or disclosure from a third party having the right to disseminate the information, (c) was already known to Recipient without restriction on use or disclosure prior to receiving it from Discloser, as proven by written evidence provided by Recipient, and was not, to Recipient’s knowledge, received from a third party in breach of such third party’s obligations of confidentiality or (d) is independently developed by Recipient without reference to any Confidential Information as proven by written evidence provided by Recipient. In addition, Recipient may disclose Confidential Information to the extent such disclosure is required pursuant to a valid order of a court or government authority of competent jurisdiction, provided that Recipient shall not disclose any Confidential Information until it has provided Discloser with reasonable prior notice, to the extent not prohibited by applicable law, and an opportunity to seek a restraining order or make other efforts to limit the scope of disclosure, which efforts Recipient shall support as requested by Discloser. In the event that Discloser is not able to obtain any such restraining order or limit the scope of disclosure, Recipient shall only disclose that portion of the Confidential Information that, in the opinion of Recipient’s legal counsel, is required to be disclosed.
12.5Protection. Recipient shall be responsible for any prohibited disclosure or unauthorized use of the Confidential Information by its Authorized Representatives or any other Persons to whom Recipient discloses Confidential Information (in accordance with or in violation of this Agreement), and shall, at its sole cost and expense, take all necessary measures (including, without limitation, court proceedings, with Discloser’s prior written approval) to prevent or stop such prohibited disclosure or unauthorized use. Recipient shall, and shall cause its Authorized Representatives to, securely store and protect all Confidential Information at all times.
12.6Irreparable Harm. The Parties understand and acknowledge that any disclosure, misuse or misappropriation of any of the Confidential Information in violation of this Agreement will cause the Discloser irreparable harm, for which there will be no adequate remedy at law, and the amount of which may be difficult to ascertain. Therefore, Recipient agrees that in the event of any breach or threatened breach of this Section 12 by Recipient or any of its Authorized Representatives, Discloser shall be entitled to seek injunctive relief and shall have the right to apply to a court of competent jurisdiction for specific performance and/or an order restraining and enjoining any such further disclosure or breach and for such other relief as Discloser shall deem appropriate. Such right of Discloser is to be in addition to the remedies otherwise available to Discloser under this Agreement, at law or in equity. Recipient hereby expressly waives the defense that a remedy in damages will be adequate and any requirement in an

Exhibit 10.31
action for specific performance or injunction for the posting of a bond by Discloser or a showing by Discloser of actual damages.
12.7Return of Documents. In the event that this Agreement expires or is terminated for any reason, or at the written request of Discloser, Recipient shall (and shall cause any third parties to whom Recipient has disclosed Confidential Information), (a) promptly return to Discloser the Confidential Information and any and all records, notes, and other written, printed or other tangible materials in its possession or control, pertaining to or reflecting the Confidential Information, (b) securely and irrevocably scrub from all electronic media (including, without limitation, e-mail and computer files) or otherwise irretrievably destroy all Confidential Information using methods consistent with best industry practices, and (c) certify in a writing duly signed by an authorized officer that Recipient has complied with this Section 12.7. The returning or destruction of such materials shall not relieve Recipient from compliance with other terms and conditions of this Agreement.
13.Non-solicitation. During the Term and for a period of [***] following the termination of this Agreement, whether voluntary or involuntary, each Party agrees its employees who had substantive contact with any employee or independent contractor of the other Party in the course of the performance of this Agreement shall not directly or indirectly solicit, induce, or attempt to induce such employee or independent contractor of the other Party to terminate their employment or contractual relationship with the other Party, or to accept employment or engagement with any other business, entity, or individual. Notwithstanding the foregoing, neither Party shall be deemed to have breached this non-solicitation provision by: (a) placing general advertisements or solicitations in newspapers, trade publications, or other media that are not specifically targeted at the employees or independent contractors of Hubble, or (b) engaging in any solicitation or hiring that occurs as a result of such general advertisements or solicitations. Each of the Parties agrees that this non-solicitation provision is necessary to protect each of their Confidential Information that will be disclosed pursuant to this Agreement, and without which the Parties would not be able to provide the full benefits of this Agreement. Each of the Parties agrees that this provision is reasonable in light of its obligations under this Agreement and the circumstances surrounding the Agreement more generally.
14.Branding and Marketing. The Parties agree to conduct joint marketing activities and campaigns if and when applicable, subject to mutual agreement on the nature, scope, and timing of such activities (the “Joint Marketing Activities”). Each Party shall be responsible for such Party’s own costs associated with the Joint Marketing Activities. The Life360 BLE Network and Life360 Developer Platform shall be named by L360. The Expanded BLE Network, Smartpin, and Hubble Developer Platform shall be named by Hubble.

Exhibit 10.31
15.Notices and Other Communications. All reports, approvals, requests, demands, notices and other communications required or permitted by this Agreement shall be given in writing, addressed as set forth below (or at any other address as a Party may specify by notice in writing to the other) and shall be: (a) personally delivered, (b) transmitted by postage prepaid certified mail, return receipt requested, (c) transmitted by nationally recognized private express courier, and shall be deemed to have been given on the date of receipt if delivered personally, three (3) days after deposit in mail if delivered by mail, or on the date of receipt if delivered by express courier, or (d) transmitted by email and shall be deemed to have been given on the date of transmission, if sent by email during the normal business hours of the recipient (or on the next business day if sent after the normal business hours of the recipient):
If to Hubble:        1508 10th Ave.
        Seattle, WA 98122
Attention: Alex Haro
Phone: [***]
Email: [***]

with copy to:    A2A Law
1925 Century Park East, Suite 1800
Los Angeles, CA 90067
Attention: [***]
Email: [***]
If to L360:        1900 S. Norfolk St.
        Suite 310
Attention: General Counsel
Email: LegalNotices@life360.com

16.Indemnification.
16.1Hubble Indemnification. Hubble will indemnify, defend and hold harmless L360 and its parent entities and its Affiliates and each of their respective officers, directors, managers, members, stockholders, employees, contractors, agents, successors and permitted assigns (collectively, the “Life360 Indemnified Parties”) from and against any and all claims (alleged or actual), damages, penalties, liabilities, losses, charges, obligations, demands, suits at law or in equity, proceedings, violations, penalties, costs and expenses (including, without limitation, reasonable investigation costs, expert costs, and attorneys’ fees) (collectively, “Claims”), incurred in connection with the defense of any claim, suit, proceeding, or cause of action brought by a third party against any of the Life360 Indemnified Parties to the extent arising from or relating to: (a) Hubble or any of Hubble’s Affiliates, employees, consultants, representatives or agents, breach of any of its representations, warranties, covenants or obligations contained in this Agreement or any negligence or willful misconduct in performing its obligations and duties hereunder, and/or (b) any actual or alleged infringement or misappropriation of any Intellectual Property Rights of any third party by the Hubble IP and use of the name “Hubble” in connection with the performance of rights or obligations under this Agreement.

Exhibit 10.31
16.2L360 Indemnification. L360 will indemnify, defend and hold harmless Hubble and its parent entities and its Affiliates and each of their respective officers, directors, managers, members, stockholders, employees, contractors, agents, successors and permitted assigns (collectively, the “Hubble Indemnified Parties”) from and against any and all Claims, incurred in connection with the defense of any claim, suit, proceeding, or cause of action brought by a third party against any of the Hubble Indemnified Parties to the extent arising from or relating to: (a) L360 or any of L360’s Affiliates, employees, consultants, representatives or agents, breach of any of its representations, warranties, covenants or obligations contained in this Agreement or any negligence or misconduct in performing its obligations and duties hereunder, (b) any actual or alleged infringement or misappropriation of any Intellectual Property Rights of any third party by any Life360 Core IP under this Agreement.
16.3Indemnification Process. The Party claiming indemnification pursuant to this Section 16 (the “Indemnified Party”) must give the indemnifying Party (the “Indemnifying Party”) prompt notice of any such Claim (provided that any failure to so promptly give notice shall not affect any Indemnified Party’s rights to indemnification hereunder except to the extent the Indemnifying Party is actually prejudiced by such failure). Promptly after receipt of such notice, the Indemnifying Party shall assume the defense of such Claim with counsel of Indemnifying Party’s own choosing. If the Indemnifying Party fails, within a reasonable time after receipt of such notice, to assume the defense with counsel of Indemnifying Party’s own choosing, the Indemnified Party shall have the right to undertake the defense, compromise, and settlement of such Claim for the account and at the expense of the Indemnifying Party. The Indemnified Party shall reasonable cooperate with the Indemnifying Party in its defense of any Claim for which the Indemnifying Party has assumed the defense in accordance with this Section 16.3. Notwithstanding the foregoing, if the Indemnified Party in its sole judgment so elects, the Indemnified Party may also participate in the defense of such action by employing counsel at its expense, without waiving the Indemnifying Party’s obligation to indemnify and defend. The Indemnifying Party shall not compromise any Claim (or portions thereof) or consent to the entry of any judgment without the Indemnified Party’s prior written consent (which shall not be unreasonably withheld, conditioned, or delayed).
17.Disclaimer; Limitation of Liability.
17.1Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY REPRESENTATIONS OR WARRANTIES REGARDING ACCURACY, QUALITY, CORRECTNESS, COMPLETENESS OR COMPREHENSIVENESS. EACH PARTY HEREBY EXCLUDES ALL IMPLIED WARRANTIES AND CONDITIONS TO THE EXTENT PERMITTED BY LAW, INCLUDING, ANY IMPLIED WARRANTY ARISING BY STATUTE OR OTHERWISE IN LAW OR FROM A COURSE OF DEALING OR USAGE OR TRADE AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE.
17.2Limitation of Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT AND EXCEPT FOR LIABILITY ARISING UNDER: (A) A PARTY’S BREACH OF SECTION 12 (CONFIDENTIALITY), (B) A PARTY’S WILLFUL REFUSAL TO PROVIDE SERVICES HEREUNDER, (C) EITHER PARTY’S BREACH OF THE DPA IN CONNECTION WITH

Exhibit 10.31
SUCH PARTY’S OBLIGATIONS UNDER SECTION 8, (D) A PARTY’S INDEMNIFICATION OBLIGATIONS, OR (E) THE LIQUIDATED DAMAGES SET FORTH IN SECTION 11.2 IN CONNECTION WITH AN ABANDONMENT BREACH (COLLECTIVELY, THE “EXCLUDED ITEMS”), IN NO EVENT SHALL EITHER PARTY, ITS AFFILIATES, OR THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR OTHER REPRESENTATIVES BE LIABLE TO THE OTHER PARTY FOR SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT COSTS, EXPENSES OR DAMAGES, OR LOST PROFITS, REVENUE, BUSINESS, OR GOODWILL, IN EACH CASE REGARDLESS OF WHETHER A PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES, OR WHETHER SUCH LOSSES OR DAMAGES WERE OTHERWISE FORESEEABLE. EXCEPT FOR LIABILITY ARISING UNDER THE EXCLUDED ITEMS OR A PARTY’S INDEMNIFICATION OBLIGATIONS SET FORTH IN SECTION 16, IN NO EVENT WILL THE AGGREGATE LIABILITY OF A PARTY ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER ARISING UNDER OR RELATED TO BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR ANY OTHER LEGAL OR EQUITABLE THEORY, EXCEED THE REVENUE SHARE PAYMENTS PAID BY HUBBLE UNDER THIS AGREEMENT DURING THE TWELVE (12) MONTH PERIOD PRIOR TO THE DATE THE CAUSE OF ACTION GIVING RISE TO LIABILITY AROSE; PROVIDED THAT THE ABANDONMENT DAMAGES SET FORTH IN SECTION 11.2 SHALL NOT BE LIMITED BY THE FOREGOING LIMITATION OF LIABILITY. THE FOREGOING LIMITATION OF LIABILITY IS CUMULATIVE WITH ALL PAYMENTS FOR CLAIMS IN CONNECTION WITH THIS AGREEMENT BEING AGGREGATED TO DETERMINE SATISFACTION OF THE LIMIT.
18.Miscellaneous.
18.1Assignment. This Agreement is personal to the Parties. Except as otherwise expressly set forth herein, no Party may delegate any of its duties, or sell, transfer, assign, license or otherwise dispose of the rights and obligations provided for herein, in whole or in part, without the prior written consent of the other Party. Any purported assignment or transfer of this Agreement made without the other Party’s prior written consent shall be null and void and have no effect. Notwithstanding the foregoing, each Party shall have the express right to assign this Agreement, and its rights, duties and obligations hereunder, without the consent of the other Party, to: (a) any Affiliate; or (b) any Person that acquires all or substantially all of such Party’s assets or equity interests, whether by way of purchase, merger, exchange or similar transaction (a “Sale Event”); provided that, in each case, such assignee assumes the assigning Party’s obligations hereunder; provided further, however, that in the event of such Sale Event which results in a sale of Hubble to a non-Affiliate (a “Third-Party Acquirer”), then such Third-Party Acquirer is permitted to terminate this Agreement; provided, further, that in the case of a Hubble Sale Event to a Third-Party Acquirer, if L360 reasonably deems such Third-Party Acquirer as a direct competitor to L360, then L360 may terminate this Agreement by providing [***] notice, and subject to all other continuing obligations expressly set forth in this Agreement that L360 may have in connection with such termination, and such termination by shall not be considered a breach or Abandonment Breach.
18.2Remedies. All rights, remedies, undertakings, obligations, covenants, conditions and agreements contained in this Agreement or provided by law shall be cumulative and no one of them

Exhibit 10.31
shall be exclusive of any other. A Party may pursue any one or more of its rights, options or remedies hereunder or may seek damages in the event of any other Party’s breach hereunder, or may pursue any other remedy at law, whether or not stated in this Agreement.
18.3Entire Agreement; Amendment. This Agreement and the exhibits attached hereto contain the entire understanding and agreement between the Parties with respect to its subject matter, supersede the LOI and all prior and contemporaneous oral or written understandings and agreements relating thereto. Except as otherwise expressly set forth herein, no modification, amendment or waiver of any of the terms of this Agreement or any exhibit shall be valid unless in writing and signed by an authorized representative of each Party.
18.4Governing Law and Venue. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law. THE PARTIES AGREE THAT THE UNITED NATIONS CONVENTION ON CONTRACTS FOR THE INTERNATIONAL SALE OF GOODS WILL NOT APPLY TO THIS AGREEMENT OR TO ANY PURCHASE/SALE OF PRODUCTS MADE PURSUANT TO THIS AGREEMENT. The Parties agree to submit to the sole and exclusive jurisdiction and venue of the state and federal courts of the State of California situated in San Francisco, California. Each Party consents to the exercise of personal jurisdiction by such courts and waives any right to plead, claim or allege that San Francisco, California is an inconvenient forum.
18.5Compliance with Applicable Laws. Each Party agrees to comply with all applicable federal, state, local, and international laws, regulations, and ordinances in the performance of its obligations under this Agreement. This includes, but is not limited to, compliance with export control laws, data protection and privacy laws, and intellectual property laws. Both Parties agree to comply with all applicable export control laws and regulations, including but not limited to the Export Administration Regulations (EAR) and the International Traffic in Arms Regulations (ITAR). Each party shall obtain all necessary licenses, permits, or authorizations required for the export, re-export, or import of technology and technical data exchanged under this Agreement.
18.6Arbitration; Governing Law.
(a)The Parties shall attempt to resolve any differences, disputes or controversies which may arise between them from or in connection with this Agreement amicably through information dispute resolution, which shall commence by one Party sending a notice of dispute to the other Party. Following such notice, representatives from both Parties with authority to resolve the dispute shall meet and confer to negotiate a resolution. However, it is specifically understood and agreed that, subject to the provisions of Section 18.6(b), any dispute, conflict or controversy arising from or in connection with this Agreement that is not resolved within thirty (30) days after the initial meeting or forty-five (45) days after the initial notice shall be settled by final and binding confidential arbitration to be conducted in accordance with the Commercial Rules of the American Arbitration Association in effect at the time of the arbitration request (the “Rules”). The arbitration shall be conducted by an arbitration panel comprised of one (1) arbitrator appointed in accordance with the Rules, who shall be qualified to practice law in the United States of America; however, at the request of either Party, a panel of three (3) arbitrators will conduct the arbitration, with one arbitrator chosen by each of the Parties and the third

Exhibit 10.31
appointed by the other two arbitrators. If the Parties are unable to agree upon a single arbitrator, or the third arbitrator in case of a panel of three, such single or third arbitrator (as the case may be) shall be appointed in accordance with the Rules. In any event, the arbitrator or arbitrators selected in accordance with this Section are referred to herein as the “Panel.” The Parties and the arbitrators shall use reasonable, diligent efforts to complete the arbitration within sixty (60) days after the appointment of the Panel. The arbitration shall take place in San Francisco, California, and it shall be conducted in English. The arbitrator’s decision and award will be final and binding, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereon. The fees of the Panel shall be shared equally by the Parties.
(b)Notwithstanding anything contained herein to the contrary, either Party hereto may seek equitable relief, including preliminary or permanent injunctive relief in any court of competent jurisdiction.
18.7Independent Contractors. The Parties acknowledge and agree that they are dealing with each other hereunder as independent contractors. Nothing contained in this Agreement shall be interpreted as constituting either Party the joint venturer, employee or partner of the other Party or as conferring upon either Party the power of authority to bind the other Party in any transaction with third parties.
18.8No Waiver. If any acts or omissions by a Party not in conformity with any requirement hereof are not objected to by the other, the failure to object will not be a waiver by the other of the requirement and it may insist upon due performance at any time. No waiver by any Party, whether express or implied, of any provision of this Agreement, or of any breach or default thereof, will constitute a continuing waiver of that provision or of any other provision.
18.9Severability. In the event any provision of this Agreement is held by a court or other tribunal of competent jurisdiction to be unenforceable, such provision shall be reformed only to the extent necessary to make it enforceable, and the other provisions of this Agreement will remain in full force and effect.
18.10No Presumption Against a Party. This Agreement will be construed without regard to any presumption or other rule requiring construction against the Party causing this Agreement to be drafted.
18.11Subtitles and Definitions. Subtitles and titles of sections and/or paragraphs are for convenience only. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.
18.12Attorneys’ Fees. Should either Party initiate a legal or administrative action or proceeding (an “Action”) to enforce any of the terms or conditions of this Agreement, the prevailing Party shall be entitled to recover from the losing Party all reasonable costs of the Action, including without limitation reasonable attorneys’ fees and costs.

Exhibit 10.31
18.13Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each of the Parties and their respective successors and/or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights, upon any other entity except as expressly set forth herein.
18.14Survival. Sections 5.5, 6.1, 6.3, 6.5, 11.5, 12, 13, 15, 16, 17 and 18, and any other provision, which by its own nature should survive, shall survive any expiration or termination of this Agreement.
18.15Counterparts. This Agreement may be executed by PDF or any other electronic means (including DocuSign) and in counterparts, each of which (including signature pages) shall be deemed an original, but all of which together shall be deemed one and the same instrument.

[Signature Page Follows]

Exhibit 10.31
IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

HUBBLE:

HUBBLE NETWORK, INC.

By:     /s/ Alex Haro
Name: Alex Haro
Its: Chief Executive Officer

L360:

LIFE360, INC.

By:     /s/s Chris Hulls
Name: Chris Hulls
Its: Chief Executive Officer

Exhibit 10.31

ADDENDUM A
Defined Terms
“Affiliates” means any Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a Person. For the purposes of this definition, “control”, when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the term “controlled” has the meaning correlative to the foregoing.
“Bluetooth Scanning Layer” means the UUID scanning layer in each of the L360, Tile, and Hubble apps and each of their respective software developer kits (SDKs).
“Consumer Categories” means (i) tracking people, (ii) pets, and (iii) personal objects.
“Consumer Devices” means devices primarily marketed and sold to consumers in the Consumer Categories.
“Enterprise” means an account with [***] or more devices that is using such devices for commercial purposes (e.g., tracking pallets).
“Enterprise Devices” means devices primarily used for Enterprise use cases.
“Enterprise Revenue” means the gross revenue to the extent derived from the utilization of the Life360 BLE Network and/or the Expanded BLE Network by Hubble’s Enterprise customers. Enterprise Revenue shall not include: (a) any revenue generated from the utilization of the Hubble Satellite Network, or (b) any Smartpin Revenue.
“Hubble API” means the RESTful application programming interface (“API”) that allows Life360 Apps and Tile Hardware to interface with the Hubble Developer Platform and/or the Hubble Satellite Network. Such API will allow Life360 Apps and Tile Hardware to pass the BLE advertisement data (e.g., the Hubble UUID, timestamp, latitude, longitude, accuracy, received signal strength indicator (RSSI), etc.) to the Hubble Developer Platform.
“Hubble Developer Platform” means the self-serve network platform that Hubble will create which will enable developers to: (1) make BLE devices compatible with the Hubble Satellite Network; (2) register as a developer and activate devices on the Hubble Satellite Network; and (3) maintain secure access to the Hubble Developer Platform including network APIs, security, authentication, registration and data management for all Hubble customers and L360’s third party authorized developer partners.
“Hubble Embedded SDK” means the Bluetooth technology of Hubble, inclusive of the: Bluetooth firmware, proprietary wireless protocol to connect to the Hubble Satellite Network, and the BLE advertising using the Hubble UUID.
“Hubble Satellite Network” has the meaning set forth in the Recitals.
“Hubble Scanning Layer” means the embeddable software that allows apps and hardware to act as scanning gateways for the Life360 BLE Network and Expanded BLE Network.
“Hubble UUID” means a new UUID that indicates BLE advertisements are to be forwarded to Hubble, which UUID is different and/or in addition to the Tile UUID that L360 currently scans for.

Exhibit 10.31
“Intellectual Property Rights” means any and all (i) copyrights, database rights, moral rights, and other rights of authorship, whether or not registered or published; (ii) rights in inventions, including patents and industrial designs; (iii) rights in trademarks, service marks, and trade names, along with similar rights in service names, brand names, trade dress rights, corporate names, logos, and other source or business identifiers, together with the goodwill associated with any of the foregoing; (iv) trade secrets and similar rights in Confidential Information; (v) all registrations, applications, renewals, extensions, or reissues of the foregoing; and (v) any other proprietary, intellectual or industrial property rights, and similar or equivalent rights to the foregoing, recognized in any jurisdiction or country of the world, whether or not registered or perfected.
“Life360 BLE Network” has the meaning set forth in the Recitals.

“Life360 Developer Platform and Map Layer” means a developer-layer enabling third party consumer devices to appear on the Life360 Apps and/or map.
“Life360 Network Coverage Ratio” means, for a Reporting Period, a fraction, expressed as a percentage, (a) the numerator of which is the aggregate number of devices located by the Life360 BLE Network during such Reporting Period (calculated by segmenting such devices into 15-minute batches to equalize for update frequency in a manner that does not over credit or over sample more frequent pings or under credit less frequent but more relevant updates); and (b) the denominator of which is the aggregate number of devices located by the combination of the Life360 BLE Network and the Expanded BLE Network during such Reporting Period (calculated by segmenting such devices into 15-minute batches to equalize for update frequency in a manner that does not over credit or over sample more frequent pings or under credit less frequent but more relevant updates). With respect to the calculation of devices located by the any combination of the Life360 BLE Network and the Expanded BLE Network, for example, if a Third-party BLE network gateway node in an airport was scanned once per minute, and a device had fifteen 15 pings on such Third-party BLE Network in a 15-minute interval, such device would only be counted as a single location update.
“Life360 Technology” means the Life360 BLE Network, Life360 Developer Platform and Map Layer, Tiles (hardware and software), and Life360 Core IP.
“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.
“Reporting Period” means each calendar quarter during the Term.
“Smartpin” means the Enterprise asset tracking service with Hubble-developed firmware for Tile hardware, utilizing Hubble Embedded SDK and marketed and sold only to Enterprise customers.
“Smartpin Revenue” means the revenue from network access fees that Hubble charges to the Smartpin services for utilization of the Life360 BLE Network and/or the Expanded BLE Network. Smartpin Revenue is exclusive of any Enterprise Revenue.
“Tile” means the L360 suite of BLE-enabled physical devices and associated mobile and software applications also referred to in this Agreement as Tile Hardware.
“Tile Enterprise Users” means Tile and L360’s Enterprise user cohort.
“Tile UUID” means the UUID that indicates BLE advertisements are to be forwarded to the Tile services, which UUID L360 currently scans for.
“UUID” means a universally unique identifier.

Exhibit 10.31
Addendum B
Technical Specifications
[***]

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Addendum C
Hubble Satellite Network Rate Sheet
[***]

Exhibit 10.31
Addendum D
Service Level Agreement
[***]

Exhibit 10.31

Addendum E
Tile Device Supply Provisions
[***]

Exhibit 10.31
Addendum F
Example Calculations of Revenue Share Payments
[***]

Exhibit 10.31

Addendum G
Data Processing Addendum
[***]

Exhibit 10.31

EXHIBIT A
FORM OF SAFE

[***]

Exhibit 10.31
EXHIBIT B
FORM OF SIDE LETTER

[***]
Signature Page to Side Letter

Exhibit 10.31
EXHIBIT C
FORM OF WARRANT
[***]

Signature Page to Side Letter